Calculation of Filing Fee Tables
S-8
EAGLE BANCORP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	180,000	$ 27.86	$ 5,014,800.00	0.0001381	$ 692.54
Total Offering Amounts:						$ 5,014,800.00		$ 692.54
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 692.54
Offering Note
[1]	(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Awards as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Eagle Bancorp, Inc. (the Company) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the Securities Act). (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act to be equal to $27.86 per share, the average of the high and low prices of the Companys common stock as reported on the NASDAQ Stock Market LLC on August 6, 2026. (3) Represents the number of shares of common stock reserved for issuance under the Awards for any grants of stock options and restricted stock units.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources